Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: May 3, 2018

Sealed Air Reports First Quarter Results

●	Net Sales increased 10% year-over-year to $1.1 Billion from Continuing Operations

Including a $290 Million Tax Reform related expense, GAAP Net Loss from Continuing Operations of $208 Million or $(1.25) per diluted share

●	Adjusted EBITDA increased 13% year-over-year to $205 Million

●	Adjusted Earnings Per Diluted Share increased 19% year-over-year to $0.51

●	Reaffirmed 2018 Outlook for Net Sales, Adjusted EBITDA and Free Cash Flow

●	Increased 2018 Adjusted EPS outlook to $2.45 to $2.55, reflecting year-to-date share repurchases

●	Increased share repurchase program authorization to $1.0 Billion

CHARLOTTE, N.C., May 3, 2018 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the first quarter 2018. Commenting on these results, Ted Doheny, President and Chief Executive Officer, said, “In the first three months of the year, Net Sales and Adjusted EBITDA increased 10% and 13%, respectively. Business momentum continued with growth across the global protein and e-Commerce markets as well as our recent acquisition of Fagerdala in Asia. We executed on our strategy by reducing costs, driving operational excellence and commercializing new innovations. Our performance in Q1, combined with favorable global business trends, gives us confidence in our 2018 outlook.”
Unless otherwise stated, all results compare first quarter 2018 results to first quarter 2017 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported, and on a constant dollar basis. Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of specified items (“Special Items”), such as restructuring charges, charges related to the sale of Diversey, gains and losses related to acquisition and divestiture of businesses, special tax items (“Tax Special Items”) and certain other infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.
Business Highlights
To accelerate productivity improvements and elimination of operational redundancies, the Company implemented a change in allocation of Corporate expenses. These expenses are now allocated to Food Care and Product Care segments. For comparison purposes, the Company presented 2017 results to reflect the revised allocation of these costs. This segment reporting change has no impact on total Company Adjusted EBITDA.
Food Care first quarter net sales of $696 million increased 6% as reported. Currency had a positive impact on Food Care net sales of 3%, or $20 million. On a constant dollar basis, net sales increased 3% due to 8% growth in Latin America and 4% in North America and EMEA. This was offset by a 3% decline in Asia Pacific.

Incorporating the segment change described above, Adjusted EBITDA increased 10% to $135 million or 19.3% of net sales. Year-over-year margin expansion of 70 basis points was primarily attributable to volume trends, restructuring savings and favorable foreign currency partially offset by higher raw material and freight costs.
Product Care first quarter net sales of $435 million increased 15% as reported. Currency had a positive impact on Product Care net sales of 4%, or $15 million. On a constant dollar basis, net sales increased 11%, including $21 million from Fagerdala. Constant dollar growth was driven by an increase of 8% in North America, 3% in EMEA and 44% in Asia Pacific. Incorporating the segment change discussed above, Adjusted EBITDA increased 24% to $78 million or 18.0% of net sales. Year-over-year margin expansion of 120 basis points was primarily attributable to profitable volume growth and restructuring savings partially offset by higher raw material and freight costs.
From January 1, 2018 through April 30, 2018, Sealed Air repurchased approximately $426 million or 9.3 million shares through a combination of open market repurchases and the completion of an Accelerated Share Repurchase program. Additionally, Sealed Air’s Board of Directors reset the Company’s share repurchase program authorization on May 2, 2018, to $1 billion, continuing its commitment to return value to shareholders. This new program has no expiration date and replaces the previous authorizations, representing an increase of nearly $500 million.
First Quarter 2018 U.S. GAAP Summary
Net sales of $1.1 billion increased 10% on an as reported basis. Currency had a positive impact on total net sales of 4%, or $36 million. As reported, net sales increased across all regions.
Net loss from continuing operations on an as reported basis was $208 million, or $(1.25) per diluted share, as compared to $54 million, or $(0.27) per diluted share, in the first quarter 2017. Net loss in the first quarter 2018 was unfavorably impacted by $293 million of special items, primarily related to $290 million of provisional tax expense for one-time tax on unrepatriated foreign earnings pursuant to the U.S. Tax Cuts and Jobs Act of 2017 ("TCJA"). Net income in the first quarter 2017 was unfavorably impacted by $139 million of special items, including $127 million of tax expense recorded relating to the sale of Diversey as well as restructuring and other restructuring associated costs.
The effective tax rate in the first quarter of 2018 was negatively impacted a provisional tax expense related to the one-time mandatory tax on unrepatriated foreign earnings pursuant to the TCJA. This one-time expense was $290 million resulting in an effective tax rate for the quarter of 283.3%, compared to 164.9% in the first quarter of 2017. The 2017 rate was negatively affected by tax expense related to the sale of Diversey.
First Quarter 2018 Non-U.S. GAAP Summary
Net sales on a constant dollar basis increased 6% with positive sales trends in all regions. On constant dollar basis, net sales increased 5% in North America, 4% in EMEA, 8% in Latin America and 11% in Asia Pacific.
Adjusted EBITDA for the first quarter 2018 was $205 million, or 18.1% of net sales, compared to $182 million, or 17.6% of net sales for the first quarter of 2017. The year-over-year margin increase of 50 basis points was attributable to positive volume trends and cost reductions.
Adjusted EPS was $0.51 for the first quarter 2018 compared to $0.43 in the first quarter 2017. The Adjusted Tax Rate was 30.3% in the first quarter 2018, compared to 13.6% in the first quarter 2017. The 2017 rate was favorably impacted by $9 million of tax benefit on share-based compensation and $5 million of tax benefit related to statute of limitation expirations and audit settlements.
Cash Flow and Net Debt
Cash flow provided by operating activities in the three months ended March 31, 2018 was an outflow of $34 million, which includes the previously announced one-time payment in lieu of future royalty payments and $14 million of payments related to the sale of Diversey and efforts to address related stranded costs.

Capital expenditures were $43 million in the three months ended March 31, 2018. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures and excluding payments related to the sale of Diversey and efforts to address related stranded costs, was an outflow of $63 million in the three months ended March 31, 2018.
During the three months ended March 31, 2018, the Company had a cash outflow of $312 million related to share repurchases, and paid cash dividends of $28 million.
Net Debt, defined as total debt less cash and cash equivalents, increased to $3.1 billion as of March 31, 2018 from $2.7 billion as of December 31, 2017. This increase resulted from a use of working capital and amounts paid for share repurchases.
Reaffirmed Outlook for Full Year 2018
For the full year 2018, the Company reaffirms its previously provided outlook for Net Sales, Adjusted EBITDA and Free Cash Flow. The Company anticipates Net Sales to be in the range of approximately $4.75 to $4.80 billion, a constant dollar growth rate of approximately 4.5%. Adjusted EBITDA from continuing operations is expected to be in the range of $890 million to $910 million. Currency is expected to have a favorable impact of approximately $110 million on Net Sales and $20 million on Adjusted EBITDA. The Company increased its forecast for Adjusted EPS to be in the range of $2.45 to $2.55 from $2.35 to $2.45 to reflect year-to-date share repurchases. The revised forecast is based on estimated average diluted shares outstanding of 162 million compared to the previous guidance of 169 million average diluted shares outstanding.
The outlook for Free Cash Flow continues to be approximately $400 million, assuming capital expenditures of approximately $160 million and cash restructuring payments of approximately $20 million, which excludes restructuring payments of $30 million to address related stranded costs.
Conference Call Information

Date:	Thursday, May 3, 2018
Time:	10:00 a.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)
Participant Code:	8876525

A supplemental presentation will be available on the Company’s website at www.sealedair.com/investors.
Conference Call Replay Information

Date:	Thursday, May 3, 2018 at 1:00 p.m. (ET) through
Saturday, June 2, 2018 at 12:59 p.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)
Participant Code:	8876525

Business
Sealed Air Corporation is a knowledge-based company focused on packaging solutions that help our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions and Bubble Wrap® brand cushioning, enable a safer and less wasteful food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.5 billion in sales in 2017 and has approximately 15,000 employees who serve customers in 122 countries. To learn more, visit www.sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the "Investors" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Common Per Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Changes in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2017 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statement of Operations(1)

	Three Months Ended March 31, (unaudited)
(In millions, except per share data)	2018	2017
Net sales	$1,131.0	$1,032.2
Cost of sales(2)(3)	757.0	696.8
Gross profit	374.0	335.4
Selling, general and administrative expenses	194.0	197.4
Amortization expense of intangible assets acquired	3.9	5.0
Restructuring and other charges	8.6	1.9
Operating profit	167.5	131.1
Interest expense, net	(42.0)	(46.6)
Other expense, net(2)(3)	(12.0)	(1.8)
Earnings before income tax provision	113.5	82.7
Income tax provision	321.5	136.4
Net loss from continuing operations	(208.0)	(53.7)
Gain on sale of discontinued operations, net of tax	7.4	—
Net earnings from discontinued operations, net of tax	—	10.5
Net loss	$(200.6)	$(43.2)
Basic:
Continuing operations	$(1.25)	$(0.27)
Discontinued operations	0.04	0.05
Net loss per common share - basic	$(1.21)	$(0.22)
Diluted:
Continuing operations	$(1.25)	$(0.27)
Discontinued operations	0.04	0.05
Net loss per common share - diluted	$(1.21)	$(0.22)
Dividends per common share	$0.16	$0.16
Weighted average number of common shares outstanding:
Basic	165.3	193.4
Diluted	165.3	195.7

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
Due to the adoption of ASU 2017-07, certain amounts related to defined benefit and other post-employment benefit plans were reclassified from cost of sales and selling, general and administrative expenses to other expense, net. The total impact for the three months ended March 31, 2017 was $0.8 million.

(3)
As part of our review of costs included in the corporate segment, amounts related to division operations were identified and reclassified out of other expense, net to cost of sales. This resulted in a reclassification of $1.9 million for the three months ended March 31, 2017.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets1)

(In millions)	March 31, 2018 (unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$326.9	$594.0
Trade receivables, net	465.1	552.4
Income tax receivables	13.4	85.1
Other receivables	99.3	90.2
Inventories, net	563.8	506.8
Current assets held for sale	1.7	4.0
Prepaid expenses and other current assets	195.0	33.9
Total current assets	1,665.2	1,866.4
Property and equipment, net	1,013.6	998.4
Goodwill	1,943.3	1,939.8
Identifiable intangible assets, net	87.2	83.6
Deferred taxes	127.0	176.2
Other non-current assets	204.8	215.9
Total assets	$5,041.1	$5,280.3
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$155.7	$25.3
Current portion of long-term debt	1.6	2.2
Accounts payable	729.9	723.8
Current liabilities held for sale	—	2.2
Accrued restructuring costs	20.6	15.4
Income tax payable	46.2	47.3
Other current liabilities	468.8	562.0
Total current liabilities	1,422.8	1,378.2
Long-term debt, less current portion	3,247.9	3,230.5
Deferred taxes	27.4	28.5
Other non-current liabilities	707.8	490.8
Total liabilities	5,405.9	5,128.0
Stockholders’ equity:
Preferred stock	—	—
Common stock	23.2	23.0
Additional paid-in capital	2,025.8	1,939.6
Retained earnings	1,502.9	1,735.2
Common stock in treasury	(3,090.9)	(2,700.6)
Accumulated other comprehensive loss, net of taxes	(825.8)	(844.9)
Total stockholders’ equity	(364.8)	152.3
Total liabilities and stockholders’ equity	$5,041.1	$5,280.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Calculation of Net Debt(1)

	March 31, 2018 (unaudited)	December 31, 2017
Short-term borrowings	$155.7	$25.3
Current portion of long-term debt	1.6	2.2
Long-term debt, less current portion	3,247.9	3,230.5
Total debt	3,405.2	3,258.0
Less: cash and cash equivalents	(326.9)	(594.0)
Net debt	$3,078.3	$2,664.0

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)

	Three Months Ended March 31, (unaudited)
(In millions)	2018	2017
Net loss	$(200.6)	$(43.2)
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities(2)	81.1	184.9
Changes in operating assets and liabilities:
Trade receivables, net	3.8	(3.3)
Inventories	(50.6)	(64.3)
Accounts payable	7.3	56.1
Other assets and liabilities	125.3	(113.0)
Net cash (used in) provided by operating activities	$(33.7)	$17.2
Cash flows from investing activities:
Capital expenditures	(43.4)	(50.4)
Proceeds, net from sale of business and property and equipment	8.1	2.3
Business acquired, net of cash acquired	0.9	—
Settlement of foreign currency forward contracts	1.0	(7.3)
Other investing activities	(2.6)	0.1
Net cash used in investing activities	$(36.0)	$(55.3)
Cash flows from financing activities:
Changes in short term borrowings	129.6	10.2
Dividends paid on common stock	(27.8)	(31.4)
Acquisition of common stock for tax withholding	(6.3)	(21.5)
Repurchases of common stock	(311.7)	—
Other financing activities	—	(1.8)
Net cash used in financing activities(4)	$(216.2)	$(44.5)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$18.8	$8.5
Cash and cash equivalents	594.0	333.7
Restricted cash and cash equivalents(4)	—	52.9
Balance, beginning of period	$594.0	$386.6
Net change during the period	$(267.1)	$(74.1)
Cash and cash equivalents	326.9	258.4
Restricted cash and cash equivalents(4)	—	54.1
Balance, end of period	$326.9	$312.5

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$(33.7)	$17.2
Capital expenditures for property and equipment	(43.4)	(50.4)
Free Cash Flow(3)	$(77.1)	$(33.2)

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$37.6	$48.0
Income tax payments	$19.3	$46.2
Payments related to the sale of Diversey and efforts to address related stranded costs(3)	$14.3	$2.4
Restructuring payments including associated costs	$2.8	$15.2
Non-cash items:
Transfers of shares of common stock from treasury for 2017 and 2016 profit-sharing contributions	$20.7	$22.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
2018 primarily consists of $57 million of deferred taxes, depreciation and amortization of $33 million, share based compensation expense of $6 million and profit sharing expense of $5 million. 2017 primarily consists of $112 million of deferred taxes, including $127 million of tax expense recorded in accordance with the pending sale of Diversey, depreciation and amortization of $53 million, share based compensation expense of $9 million and profit sharing expense of $9 million.

(3)	Free cash flow was an outflow of $63 million in 2018 excluding the payment of charges related to the sale of Diversey and efforts to address related stranded costs of $14 million.

(4)
The Company adopted ASU 2016-18, Restricted Cash, in the current year. As a result, there was an increase in cash flows from financing activities of $1.2 million due to the reclassification of restricted cash to a change in the total cash balance.

Sealed Air Corporation
Supplemental Information
Reconciliation of Net Earnings and Net Earnings per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share(1)
(Unaudited)

	Three Months Ended March 31,
	2018		2017
(In millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net loss and diluted EPS from continuing operations(2)	$(208.0)	$(1.25)	$(53.7)	(0.27)
Special Items(3)	293.4	1.76	138.5	0.70
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$85.4	$0.51	$84.8	0.43
Weighted average number of common shares outstanding - Diluted		165.3		195.7

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Net earnings per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended March 31,
(In millions, except per share data)	2018	2017
Special Items:
Restructuring and other charges	$(8.6)	$(1.9)
Other restructuring associated costs	(2.2)	(3.9)
(Loss) gain on acquisition and divestiture activity	(4.0)	2.3
Charges due to the sale of Diversey	(6.8)	(16.1)
Gain from class-action litigation settlement	12.7	—
Other Special Items(1)	(0.2)	4.2
Pre-tax impact of Special Items	(9.1)	(15.4)
Tax impact of Special Items and Tax Special Items(2)	(284.3)	(123.1)
Net impact of Special Items	$(293.4)	$(138.5)
Weighted average number of common shares outstanding - Diluted	165.3	195.7
Loss per share impact from Special Items	$(1.76)	$(0.70)

(1)
Other Special Items for the three months ended March 31, 2017 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions.

(2)	Refer to Note 1 to the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended March 31,
(In millions)	2018	2017
U.S. GAAP Earnings before income tax provision from continuing operations	$113.5	$82.7
Pre-tax impact of special items	(9.1)	(15.4)
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$122.6	$98.1

U.S. GAAP Income tax provision from continuing operations	$321.5	$136.4
Tax Special Items(1)	(287.2)	(128.3)
Tax impact of Special Items	2.9	5.2
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$37.2	$13.3

U.S. GAAP Effective income tax rate	283.3%	164.9%
Non-U.S. GAAP Adjusted income tax rate	30.3%	13.6%

(1)
For the three months ended March 31, 2018, the Tax Special Items included $290 million of provisional tax expense for one-time tax on unrepatriated foreign earnings pursuant to the TCJA. For the three months ended March 31, 2017, Tax Special Items included $127 million of tax expense recorded in accordance with the sale of Diversey.

Sealed Air Corporation
Supplemental Information
Components of Change in Net Sales by Segment and Region(1)

	Three Months Ended March 31, (Unaudited)
(In millions)	Food Care		Product Care		Total Company
2017 Net Sales	$655.6	63.5%	$376.6	36.5%	$1,032.2
Volume - Units	12.9	2.0%	11.3	3.0%	24.2	2.3%
Price/mix(4)	7.5	1.1%	10.2	2.7%	17.7	1.7%
Acquisition	—	—%	21.2	5.6%	21.2	2.1%
Total constant dollar change (Non-U.S. GAAP)(5)	20.4	3.1%	42.7	11.3%	63.1	6.1%
Foreign currency translation	20.3	3.2%	15.4	4.1%	35.7	3.5%
Total change (U.S. GAAP)	40.7	6.3%	58.1	15.4%	98.8	9.6%

2018 Net Sales	$696.3	61.6%	$434.7	38.4%	$1,131.0

	Three Months Ended March 31, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2017 Net Sales	$563.6	54.6%	$220.5	21.4%	$96.7	9.4%	$151.4	14.7%	$1,032.2
Volume - Units	13.2	2.3%	5.5	2.5%	6.6	6.8%	(1.1)	(0.7)%	24.2	2.3%
Price/mix(4)	15.6	2.8%	2.5	1.1%	0.6	0.6%	(1.0)	(0.7)%	17.7	1.7%
Acquisition	1.7	0.3%	—	—%	0.4	0.4%	19.1	12.6%	21.2	2.1%
Total constant dollar change (Non-U.S. GAAP)(5)	30.5	5.4%	8.0	3.6%	7.6	7.8%	17.0	11.2%	63.1	6.1%
Foreign currency translation	1.5	0.3%	29.2	13.2%	(1.3)	(1.3)%	6.3	4.2%	35.7	3.5%
Total change (U.S. GAAP)	32.0	5.7%	37.2	16.8%	6.3	6.5%	23.3	15.4%	98.8	9.6%

2018 Net Sales	$595.6	52.7%	$257.7	22.8%	$103.0	9.1%	$174.7	15.4%	$1,131.0

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly report on Form 10-Q with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.

(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.

(4)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we consider the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA(1)
(Unaudited)
To accelerate productivity improvements and elimination of operational redundancies, the Company implemented a change in allocation of Corporate expenses. These expenses are now allocated to Food Care and Product Care segments. For comparison purposes, the Company presented 2017 results to reflect the revised allocation of these costs. This segment reporting change has no impact on total Company Adjusted EBITDA.

	Three Months Ended					Year Ended
	March 31,	March 31,	June 30,	September 30,	December 31,	December 31,
(In millions)	2018	2017	2017	2017	2017	2017
U.S. GAAP Net (loss) earnings from continuing operations	$(208.0)	$(53.7)	$29.0	$62.5	$25.0	$62.8
Adjusted EBITDA from continuing operations:
Food Care	$134.7	$122.0	$131.8	$139.6	$144.9	$538.3
Adjusted EBITDA Margin	19.3%	18.6%	19.4%	19.5%	19.0%	19.1%
Product Care	78.4	63.3	69.4	77.8	81.6	292.1
Adjusted EBITDA Margin	18.0%	16.8%	17.8%	18.7%	17.6%	17.7%
Corporate	(8.3)	(3.4)	(4.9)	(0.6)	11.8	2.9
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$204.8	$181.9	$196.3	$216.8	$238.3	$833.3
Adjusted EBITDA Margin	18.1%	17.6%	18.3%	19.2%	19.4%	18.7%

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

	Three Months Ended					Year Ended
	March 31,	March 31,	June 30,	September 30,	December 31,	December 31,
(In millions)	2018	2017	2017	2017	2017	2017
U.S. GAAP Net (loss) earnings from continuing operations	$(208.0)	$(53.7)	$29.0	$62.5	$25.0	$62.8
Interest expense, net	(42.0)	(46.6)	(47.7)	(49.1)	(40.8)	(184.2)
Income tax provision	321.5	136.4	56.4	43.7	94.0	330.5
Depreciation and amortization(2)	(40.4)	(37.2)	(36.4)	(42.7)	(42.0)	(158.3)
Depreciation and amortization adjustments	0.2	—	—	—	—	—
Special Items:						—
Restructuring and other charges(3)	(8.6)	(1.9)	(1.1)	(6.2)	(2.9)	(12.1)
Other restructuring associated costs	(2.2)	(3.9)	(5.9)	(2.9)	(1.6)	(14.3)
(Loss) gain on acquisition and divestiture activity	(4.0)	2.3	(0.4)	(6.7)	(10.7)	(15.5)
Charges incurred due to the sale of Diversey	(6.8)	(16.1)	(17.8)	(13.7)	(21.0)	(68.6)
Settlement/curtailment benefits related to retained Diversey retirement plans	—	—	—	13.5	—	13.5
Gain from class-action litigation settlement	12.7	—	—	—	—	—
Other Special Items(1)	(0.2)	4.2	(1.6)	(2.8)	(0.3)	(0.5)
Pre-tax impact of Special items	(9.1)	(15.4)	(26.8)	(18.8)	(36.5)	(97.5)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$204.8	$181.9	$196.3	$216.8	$238.3	$833.3

(1)
Other Special Items for the three months ended March 31, 2017 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions.

(2)	The depreciation and amortization previously reclassified to the Corporate segment has been allocated to the divisions. Depreciation and amortization by segment are as follows:

	Three Months Ended					Year Ended
	March 31,	March 31,	June 30,	September 30,	December 31,	December 31,
(In millions)	2018	2017	2017	2017	2017	2017
Food Care	$26.9	$24.7	$25.8	$29.8	$28.7	$109.0
Product Care	13.5	12.5	10.6	12.9	13.3	49.3
Total Company depreciation and amortization(i)	$40.4	$37.2	$36.4	$42.7	$42.0	$158.3

(i)	Includes share-based incentive compensation of $7.6 million and $8.0 million for the three months ended March 31, 2018 and 2017, respectively.

(3)	Restructuring and other charges by segment is as follows:

	Three Months Ended					Year Ended
	March 31,	March 31,	June 30,	September 30,	December 31,	December 31,
(In millions)	2018	2017	2017	2017	2017	2017
Food Care	$4.6	$1.2	$0.7	$3.9	$1.8	$7.6
Product Care	4.0	0.7	0.4	2.3	1.1	4.5
Total Company restructuring and other charges	$8.6	$1.9	$1.1	$6.2	$2.9	$12.1